Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:
John Kelly, Chief Financial Officer
Smith & Wesson Holding Corporation
(413) 747-3305
Liz Sharp, VP Investor Relations
Smith & Wesson Holding Corporation
(480) 949-9700 x. 115
lsharp@smith-wesson.com
Smith & Wesson Holding Corporation Completes
Acquisition of Thompson/Center Arms, Inc.
Provides Immediate Entry into Hunting Rifle Market
SPRINGFIELD, Mass., January 4, 2007 — Smith & Wesson Holding Corporation (NASDAQ: SWHC), parent company of Smith & Wesson Corp., the legendary 154-year old company in the global business of safety, security, protection and sport, today announced that it has completed the previously announced acquisition of Thompson/Center Arms, Inc., a 40-year old, privately held, New Hampshire-based designer, manufacturer and marketer of premium hunting firearms.
Thompson/Center Arms, located in Rochester, New Hampshire, manufactures and distributes innovative firearms recognized by hunting enthusiasts for their precision, performance, craftsmanship, and reliability. Thompson/Center Arms occupies a leadership position within each of its core product categories of black powder firearms (or “muzzleloaders”), black powder accessories, and interchangeable firearm systems, as well as a presence in precision rimfire rifles. The transaction will combine two leading firearms companies with complementary products, to yield a single provider of high-quality pistol, revolver, shotgun and rifle products.
The acquisition expands Smith & Wesson’s presence in the $1.1 billion domestic long gun market, which is 80% larger than the Company’s traditional handgun market, by providing immediate entry into the $600 million hunting rifle and black powder segments. The purchase includes Thompson/Center Arms’ Rochester, New Hampshire facility, which produces all of the company’s products. Smith & Wesson will include the results of operations for Thompson/Center Arms beginning January 3, 2007. The Company expects that the revenue contribution from Thompson/Center Arms beginning January 3, 2007, and for the four remaining months of the Company’s current 2007 full fiscal year ending April 30, 2007, will be approximately $18.6 million. As previously announced, Smith & Wesson expects that net product sales for the full 2007 fiscal year will be approximately $218.6 million, and that net product sales for the fiscal year ending April 30, 2008 will be approximately $320.0 million. The Company expects net income for the fiscal year ending April 30, 2008 of approximately $27 million, or $0.60 per diluted share.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of federal securities laws. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward looking statements include expectations regarding (i) the acquisition, (ii) the anticipated benefits of the acquisition, (iii) the expected financial effect of the acquisition, (iv) the effect of the acquisition on the Company’s growth strategy, and (v) the Company’s outlook for fiscal 2007 and 2008. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the demand for the Company’s products, the Company’s growth opportunities, the ability of the Company to obtain operational enhancements, the ability of the Company to increase its production capacity, the ability of the Company to engage additional key employees, the ability of the Company’s management to integrate the acquired business in a successful manner, and other risks detailed from time to time in the Company’s reports filed with the SEC, including its Form 10-K Report for the fiscal year ended April 30, 2006. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.
About Smith & Wesson
Smith & Wesson Holding Corporation, through its subsidiary Smith & Wesson Corp., is one of the world’s largest manufacturers of quality handguns, law enforcement products and firearm safety/security products. The Company also licenses shooter protection, knives, apparel, and other accessory lines. The Company is based in Springfield, Massachusetts, with manufacturing facilities in Springfield and Houlton, Maine. The Smith & Wesson Academy is America’s longest-running firearms training facility for America’s public servants. For more information, call (800) 331-0852 or log on to www.smith-wesson.com.
About Thompson/Center Arms, Inc.
Thompson/Center Arms, headquartered in Rochester, New Hampshire, is a leading designer, manufacturer, and marketer of premium hunting firearms under the Thompson/Center brand. For more information, log on to www.tcarms.com.